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                                                                    EXHIBIT 21.1



                  SUBSIDIARIES OF THE REGISTRANT
                  ------------------------------


                  JDA Software Group, Inc. (PARENT)
                  JDA Arthur Software Ltd.
                  JDA Asia Pte. Ltd.
                  JDA Chile Sociedad Anonima
                  JDA de Mexico S.A.
                  JDA International Limited
                  JDA LIOCS Corporation
                  JDA Software Australia (Pty.) Ltd.
                  JDA Software Brasil Ltda.
                  JDA Software Canada Ltd.
                  JDA Software France, S.A.
                  JDA Software Inc.
                  JDA Software Japan Ltd.
                  JDA Worldwide, Inc.